Exhibit 10.2

1290 Avenue of the Americas 11th Floor New York, NY 10104 tel 212 584 5100 fax 212 584 5200 www.siriusxm.com

August 16, 2018

Mr. James E. Meyer
Sirius XM Radio Inc.
1290 Avenue of the Americas
11th Floor
New York, New York 10104

Use of Private Aircraft

Dear Jim:

This letter (this “Agreement”) sets forth our agreement with respect to your use of a private aircraft (the “Aircraft”) arranged by Sirius XM Radio Inc. (“Sirius XM”).

1.    Use of the Aircraft. During the Term (as defined below), you may use up to 100 hours per year worth of flight time (the “Annual Allotment”) on the Aircraft for personal use, which shall include travel to and from your homes (“Personal Flight Time”). The Annual Allotment for 2018 and any other partial year during the Term shall be reduced on a pro rata basis. Sirius XM will not have any obligation to pay you for any unused Annual Allotment and any unused Annual Allotment with respect to any year may not be carried over to any subsequent year.
2.    IRS Reporting. The fair market value of Personal Flight Time will be reflected as income on your W-2 in accordance with applicable IRS regulations based on the Standard Industry Fare Level formula (SIFL) pursuant to 26 C.F.R. §1.61-21(g) or a comparable successor provision.

3.    Term. The term of this Agreement (the “Term”) will be deemed to have commenced on the date hereof and will expire on the earliest of (i) the date that you cease to be employed as a full-time employee of Sirius XM under the terms of the Employment Agreement, dated August 16, 2018, between you and Sirius XM and (ii) December 31, 2019.

James E. Meyer    2    August 16, 2018

4.    Governing Law. This Agreement will be governed by, and will be construed and enforced in accordance with, the laws of the State of New York.

5.    Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes any and all previous written or oral representations, promises, agreements or understandings of whatever nature between the parties with respect to the subject matter. This Agreement may not be altered or amended except by an agreement in writing signed by both parties. This Agreement may be signed in counterparts.

If you are in agreement with the foregoing, please execute the enclosed copy of this letter.

Very truly yours,

Sirius XM Radio Inc.

By:/s/ Patrick Donnelly
Patrick Donnelly
Executive Vice President, General
Counsel and Secretary
Agreed:

/s/ James E. Meyer
James E. Meyer